Exhibit 99.1

EIGHTH AMENDMENT OF TRANSITION SERVICES AGREEMENT
This Eighth Amendment of Transition Services Agreement (this “Amendment”), dated as of March 22, 2017, is between Intrepid Potash, Inc., a Delaware corporation (“Intrepid Potash”), and Intrepid Oil & Gas, LLC, a Colorado limited liability company (“IOG”).

Recitals

A.    Pursuant to that certain Transition Services Agreement, dated as of April 25, 2008, as amended (the “Agreement”), Intrepid Potash agreed to provide certain services to IOG in connection with IOG’s oil and gas business. The Agreement expires by its terms on April 24, 2017.

B.    IOG desires for Intrepid Potash to continue to provide such services to IOG after April 24, 2017. Accordingly, the parties desire to extend the term of the Agreement and to update Exhibit A to the Agreement.

Agreement

In consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the parties hereto agree as follows:

1.Extension. The Agreement will continue in full force and effect until April 24, 2019. IOG may terminate the Agreement, as amended, renewed and extended hereby, upon 30 days’ prior written notice to Intrepid Potash. Upon the termination of the Agreement, as amended, all rights and obligations of the parties under the Agreement will terminate, except that (a) each of Intrepid Potash and IOG will deliver any property belonging to the other party to that other party promptly upon termination, (b) IOG will continue to be responsible for, and will pay in accordance with Section 4 of the Agreement, any Services Fee and Reimbursements (as those terms are defined in the Agreement) accrued prior to the date of termination, and (c) the rights and obligations of the parties set forth in Sections 7 through 16 of the Agreement will survive termination.
2.    Amendment of Exhibit A. Exhibit A to the Agreement is hereby amended and restated in its entirety as set forth in Exhibit A to this Amendment.
3.    Continuation of the Agreement. Except as set forth in this Amendment, the provisions of the Agreement will remain in full force and effect, and, if there is a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment will control.
4.    Counterparts. This Amendment may be executed in counterparts, all of which will be considered one and the same agreement.

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The parties hereto have caused this Amendment to be executed on the day and year first above written.

INTREPID POTASH:

Intrepid Potash, Inc.

By: /s/ Margaret E. McCandless
Name:    Margaret E. McCandless
Title:    Vice President, General Counsel and Secretary

IOG:

Intrepid Oil & Gas, LLC

By: /s/ Robert P. Jornayvaz III
Name:    Robert P. Jornayvaz III
Title:    Manager

EXHIBIT A

Service Employees

Employee	Position	Initial Employee Cost Per Hour
Katie Keller	Project Manager and Landperson	$113.53
Dan Tschopp	Senior Geologist	$64.77